EXHIBIT 99.2

September 30, 2021	QUARTERLY REPORT

Dear Shareholder:

We commented in our second quarter letter that we had reached somewhat of a turning point in the COVID-19 pandemic and during the third quarter economic activity returned to pre-pandemic levels as measured by U.S. gross domestic product.  The numbers tell a positive story in the face of ongoing supply chain disruptions and labor force challenges, as well as the unresolved debate in Congress regarding infrastructure and additional spending.  Stresses in the economy have produced inflation that now appears to be more than transitory and market rates increased as the Federal Reserve signaled it may begin to tighten monetary policy sooner than previously anticipated.  The possibility of higher interest rates is a mixed bag for the equity markets, although bank stocks generally benefit from upward rate movements and a steeper yield curve.

Third quarter business activity at C&N continued a solid trend as commercial lending pipelines picked up, residential mortgage production remained above long-term averages, and assets under management of $1.18 billion in our wealth management business were essentially unchanged.  C&N has a very strong liquidity position, so we are focused on generating additional core deposit relationships and managing the overall cost of funds while our teams work to increase loans outstanding as the economy normalizes.  We gained traction in this effort as net loans outstanding excluding PPP loans on September 30, 2021 increased $25 million from June 30, 2021 levels.  PPP loan forgiveness totaled $48 million during the quarter and we expect that most of the remaining PPP balances of $63 million will be forgiven during the fourth quarter 2021 or early 2022.

Earnings for the third quarter 2021 were $7.4 million, or $.47 per share compared to $2.8 million, or $.18 per share during the third quarter of 2020. After adjusting for merger related expenses, net income for the second quarter of 2020 was $7.9 million, or $.50 per share. The Covenant acquisition continues to impact C&N’s profile and performance metrics when compared to last year. Net interest income for the third quarter of $19.46 million was $177,000 higher than 2020 despite a $113.7 million reduction in average loans outstanding. The net interest margin was 3.59% for the quarter compared to 3.57% a year earlier. The ongoing low interest rate environment, and higher than normal average balance of lower-yielding deposits with the Federal Reserve and other banks, continue to put pressure on the net interest margin.

The provision for loan losses was $1,530,000 in the third quarter compared to $1,941,000 in the third quarter of 2020. In each of these quarters, the provision was impacted by a charge-off on one commercial loan. Overall, C&N’s credit metrics have remained stable throughout the pandemic as reflected in past due, non-performing loans, and troubled debt restructuring (TDR) balances. As of September 30, 2021, no loans remain in deferral status to support clients impacted by COVID-19.

Noninterest income for the third quarter of 2021 was $6.3 million, a decrease of $611,000 from the third quarter 2020 total. While revenue from loan servicing, wealth management, deposit service charges and interchange fees increased, they were more than offset by a reduction in net gains from sale of loans due to lower volumes and a decrease in income from life insurance.

Noninterest expenses, excluding merger related costs, of $15.4 million increased $698,000 during the third quarter 2021 compared to a year earlier. Salaries and employee benefits costs related to the Covenant acquisition, as well as other lending, information technology and administrative staff additions needed to accommodate growth, were the primary drivers of this increase.

Earnings for the nine months ended September 30, 2021 were $23.25 million, or $1.46 per share, compared to $12.45 million, or $.86 per share in 2020. Excluding merger related expenses,  net income for the first nine months of 2020 would be $18.44 million, or $1.27 per share. Similar to the quarterly comparisions, the impact of the Covenant acquisition is evident in assessing performance through three quarters of this year compared to 2020 including the growth in net interest income and noninterest expenses. For the nine months ended September 30, 2021, noninterest income was up $1.7 million from the total for the first nine months of 2020, reflecting growth in loan servicing fees, trust revenue and interchange revenue, while net gains from sales of mortgage loans declined. The provision for loan losses of $2.53 million for the nine months ended September 30, 2021 was $760,000 lower than the comparable amount for the first nine months of 2020 as charges related to specific loans were lower in the current year.

C&N continues to perform at a high level and sustain the company’s risk profile, a consistent story from quarter to quarter.  This consistency results from our ongoing mission to create value for our customers, communities, and C&N team members.  And it has produced a capacity to seek continued growth that will create value for our shareholders.  Leveraging our capital while meeting our internal guidelines and all regulatory requirements to be considered well capitalized remains an ongoing focus.

As announced in March, C&N amended its existing stock repurchase program to authorize the repurchase of up to 1,000,000 shares, or 6.25% of the issued and outstanding shares as of February 18, 2021. In the third quarter of 2021, 230,404 shares were repurchased at a total cost of $5,707,000, or an average price of $24.77 per share.  Cumulatively through September 30, 2021, 292,100 shares have been repurchased for a total cost of $7,238,000 at an average price of $24.78 per share. Activating the repurchase program allows management to manage total capital and shares outstanding to support growth in return on equity and earnings per share which are ultimately key drivers of our stock price.

Another key to supporting shareholder value is C&N’s cash dividend.  Consistent with the second quarter payout, the Board declared a regular quarterly cash dividend of $.28 per share payable to shareholders of record on November 1, 2021, payable November 12, 2021. On an annualized basis, the dividend yield is 4.39% based on the September 30, 2021 market price of $25.26.

In closing, I want to express my appreciation and respect for the C&N Team and their efforts to build relationships and create value through serving our customers and communities throughout 2021.  We have faced challenging times throughout our bank’s long history and challenges always reveal the character of a team.  These times have been uniquely difficult and complex, and I remain proud of this group’s persistent response and capacity to turn adversity into opportunity.  Their efforts are positioning C&N to create greater long-term value for you, our shareholders.

Thank you for your ongoing support!

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	3RD	3RD
	QUARTER	QUARTER
	2021	2020
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$21,073	$21,751	$(678)	(3.12)%
Interest Expense	1,614	2,469	(855)	(34.63)%
Net Interest Income	19,459	19,282	177	0.92%
Provision for Loan Losses	1,530	1,941	(411)	(21.17)%
Net Interest Income After Provision for Loan Losses	17,929	17,341	588	3.39%
Noninterest Income	6,359	6,970	(611)	(8.77)%
Net Gains on Available-for-sale Debt Securities	23	25	(2)	(8.00)%
Merger-Related Expenses	0	6,402	(6,402)	(100.00)%
Other Noninterest Expenses	15,346	14,648	698	4.77%
Income Before Income Tax Provision	8,965	3,286	5,679	172.82%
Income Tax Provision	1,566	438	1,128	257.53%
Net Income	$7,399	$2,848	$4,551	159.80%
Net Income Attributable to Common Shares (1)	$7,336	$2,830	$4,506	159.22%
PER COMMON SHARE DATA:
Net Income - Basic	$0.47	$0.18	$0.29	161.11%
Net Income - Diluted	$0.47	$0.18	$0.29	161.11%
Dividend Per Share	$0.28	$0.27	$0.01	3.70%
Number of Shares Used in Computation - Basic	15,703,932	15,778,391
Number of Shares Used in Computation - Diluted	15,710,345	15,779,721

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	NINE MONTHS ENDED
	September 30,
	2021	2020
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$63,255	$55,301	$7,954	14.38%
Interest Expense	5,032	7,491	(2,459)	(32.83)%
Net Interest Income	58,223	47,810	10,413	21.78%
Provision for Loan Losses	2,533	3,293	(760)	(23.08)%
Net Interest Income After Provision for Loan Losses	55,690	44,517	11,173	25.10%
Noninterest Income	19,441	17,779	1,662	9.35%
Net Gains on Available-for-sale Debt Securities	25	25	0	0.00%
Merger-Related Expenses	0	7,526	(7,526)	(100.00)%
Other Noninterest Expenses	46,454	39,834	6,620	16.62%
Income Before Income Tax Provision	28,702	14,961	13,741	91.85%
Income Tax Provision	5,456	2,509	2,947	117.46%
Net Income	$23,246	$12,452	$10,794	86.68%
Net Income Attributable to Common Shares (1)	$23,057	$12,378	$10,679	86.27%
PER COMMON SHARE DATA:
Net Income - Basic	$1.46	$0.86	$0.60	69.77%
Net Income - Diluted	$1.46	$0.86	$0.60	69.77%
Dividend Per Share	$0.83	$0.81	$0.02	2.47%
Number of Shares Used in Computation - Basic	15,806,897	14,388,797
Number of Shares Used in Computation - Diluted	15,813,129	14,393,429

(1)	Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(Dollars In Thousands) (Unaudited)

	September 30,	September 30,	September 30, 2021 vs 2020
	2021	2020	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$198,995	$174,478	$24,517	14.05%
Available-for-sale Debt Securities	437,857	340,545	97,312	28.58%
Loans, Net	1,563,008	1,680,617	(117,609)	(7.00)%
Bank-Owned Life Insurance	30,530	29,942	588	1.96%
Bank Premises and Equipment, Net	20,526	21,504	(978)	(4.55)%
Intangible Assets	55,955	56,585	(630)	(1.11)%
Other Assets	48,025	49,122	(1,097)	(2.23)%
TOTAL ASSETS	$2,354,896	$2,352,793	$2,103	0.09%

LIABILITIES
Deposits	$1,940,141	$1,871,514	$68,627	3.67%
Borrowed Funds - Federal Home Loan Bank and Repurchase Agreements	40,555	143,657	(103,102)	(71.77)%
Senior Notes, Net	14,685	0	14,685%
Subordinated Debt, Net	32,988	16,572	16,416	99.06%
Other Liabilities	27,125	24,734	2,391	9.67%
TOTAL LIABILITIES	2,055,494	2,056,477	(983)	(0.05)%

STOCKHOLDERS' EQUITY
Common Stockholders' Equity, Excluding Accumulated
Other Comprehensive Income	292,997	284,707	8,290	2.91%
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Available-for-sale Debt Securities	6,300	11,376	(5,076)	(44.62)%
Defined Benefit Plans	105	233	(128)	(54.94)%
TOTAL STOCKHOLDERS' EQUITY	299,402	296,316	3,086	1.04%
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,354,896	$2,352,793	$2,103	0.09%